EXHIBIT 99.2

CORPORATE PARTICIPANTS

Al Novak

Novoste Corporation—CEO

Bob Wood

Novoste Corporation—VP of Sales and Marketing

Subhash Sarda

Novoste Corporation—Controller, acting CFO

PRESENTATION

Operator

Good morning and welcome, ladies and gentlemen, to the Novoste second quarter 2003 earnings conference call. At this time I would like to inform you that this conference is being recorded and that all participants are in a listen only mode. At the request of the company, we will open the conference up for questions and answers after the presentation. We will now turn it over to Novoste’s Chief Executive Officer, Al Novak. Please go ahead, sir.

Al Novak—Novoste Corporation—CEO

Thank you, operator. Good morning and welcome to our second quarter 2003 conference call. With me on the call this morning is our Vice President of Sales and Marketing, Bob Wood; and our corporate Controller and acting Chief Financial Officer, Subhash Sarda. I’d also like to thank Subhash for doing a terrific job in helping us with putting together our financials and assisting as a result of the departure of Ed Cordell, our former CFO.

As always, I would like to inform listeners that we plan to make forward-looking statements during our conference call. These forward-looking statements will relate to our expectations of markets for our products, financial forecasts, assumptions behind these forecasts and future regulatory approvals and timeliness. Our actual results could vary materially from those forecasted due to various risk factors including continued market acceptance of our technology and products, continuing regulatory approval to market our products and competitors or other technologies that might be introduced. These and other risk factors may be found in our most recent forms 10K and 10Q.

I’m pleased to report to you that Novoste is continuing the work started in the first quarter of 2003 to be profitable and we have maintained our profitability through the second quarter. We intend to be disciplined about the need to continue this trend and to generate cash. Novoste continues to execute well, even in the face of the launch of drug-eluting stents. We expect to continue to be challenged for the balance of the year but we are prepared to do those things necessary to continue our turnaround. I want to reiterate our goals for 2003, which we stated when I came to Novoste in October. They are to defend our core cardiology business, to improve our financial performance, to focus on the future in terms of our existing trials, and to do the next thing. All these goals must fit the criteria that they are related to the capabilities of our sales force to distribute to cardiology and interventional radiology call points, as well as to the radiation oncologists. And they also must relate to our radiation therapy technology.

Our second quarter was defined by the success of our 3.5F Beta-Cath™ vascular brachytherapy system, which was re-launched in early January. Our product utilization continues to improve in many of the labs where we have already established the 3.5F System and we are continuing to convert our 5F users to the 3.5F platform. And we are still opening new accounts across the country with this new system being the key component of the decision to acquire a brachytherapy system. While we continue to be impressed with the market durability of our 5F System, the 3.5F has clearly been defined as the preferred system from Novoste. The small diameter of this catheter, the smallest in the industry, as well as the new platform design have proven to be a terrific combination for both clinical success in very challenging cardiology cases and a more efficient platform for all members of the VBT team, including the radiation oncologists.

Moving forward, we will be introducing our robust design, which will improve the handling characteristics of our catheter outside the body, our XL catheter, which will offer greater time efficiencies and flexibility for the radiation oncologists by allowing them to stand outside the sterile field while delivering the radiation during a case, and finally by our new 60 millimeter source train and our 3.5 configuration, which will be the longest single radiation source train on the market, adding another first to Novoste’s development in this market.

I again want to state that our 5F System continues to hold its place with customers, who through performance and preference, use it as their VBT system. Indeed, our 5F revenue for first quarter was approximately 25 percent of total revenue. This has slipped somewhat in quarter two, but the 5F remains the workhorse for many of our customers.

During April and May, I spent a great deal of time with our high volume accounts to see firsthand how physicians would respond to the launch of drug-eluting stents. Many physicians expressed concern about the method by which the drug-eluting stents were marketed. Many physicians expressed concern over when, and how to use these devices. Many administrators indicated that the profitability of both the lab, the cath lab, and their institution would be in jeopardy as a result of the use and overuse of drug-eluting stents. That said, it was remarkable to witness the rate at which the limited quantity and sizes were implanted in patients, once J&J started shipping. The anticipation of using these new devices seemed to overwhelm any restraint and the floodgates have opened and will remain open. It was clear that the physicians felt the next new thing had arrived, and just as clearly they felt compelled to use it. There’s no question that drug-eluting stents are here to stay. They will be embraced by cardiologists, they will be used everywhere in the battles for market share for all stents, drug-eluting, as well as bare metal stents, will be aggressive and on an unprecedented level with new shifts in market share occurring in the future.

But let’s be very clear on this point: Novoste does not compete in this fight. We’re interested, certainly we’re potentially affected, but we’re not terribly involved. I say this because I’ve often heard that our future is linked with the future of bare metal stents. We don’t think so. We treat stent failures. It doesn’t matter what the brand or coating, it is only when a stent fails that we go to work today and that will remain our place in the future within the cardiology market. Like bare metal stents, drug-eluting stents will fail. Complex coronary artery disease remains complex. Physicians will use the best technology available as their front line treatment and will continue to use the best technology available when the front line treatment fails. We estimate that drug-eluting stents will fail in the range of 7 to 10 percent in the indications that have been studied. As J&J has indicated, it will be higher if used outside those indications.

But our model is built around a 7 to 10 percent failure rate. We believe that the failed drug-eluting stents have the same pathology as the failed bare metal stents. So we remain confident that VBT will be the appropriate treatment in the future, but what our present approved indication is today, in-stent restenosis. Given the approximately 1 million stent procedures in the U.S. and a drug-eluting stent penetration by year-end of 2003 of 75 percent, we continue to find our market opportunity around a potential of 150,000 procedures during the year. Of that number, we believe that half will be treated with VBT and the other half will be lost to death, no treatment, medical management or balloon angioplasty. As drug-eluting stents continue to evolve, stenting strategies continue to improve. And as market share continues to swing in favor of drug-eluting stents, we expect to see our market potential decreasing but not going away. Failures, more than initial treatments, will always need to be treated with the best available technology and for in-stent restenosis, that remains vascular brachytherapy.

Now the question of treating in-stent restenosis with a drug-eluting stent always comes up, so let me address that. Bare metal stent sandwiches do not have the best of reputations. Apparently, neither do drug-eluting stent sandwiches. According to the letter Cordis sent out to the cardiology community, dated July 7, 2003 and I quote, “The CYPHER stent is not indicated for the treatment of restenosis.” It goes on to say “the safety and effectiveness of the CYPHER stent have not been established for these situations.” We agree with Cordis and appreciate them stating that where CYPHER should not be used and saying it with some authority. Again, VBT remains the only approved treatment for in-stent restenosis, and remains so until something proves that it can compete with the treatment results that this technology has delivered.

We continue to see competition from Guidant. Spawned by our recall, their drug-eluting stent problems and we believe recognition by Guidant as a value of vascular brachytherapy to continue their bare metal stent business. It’s a very competitive market that we believe indicates the health of the market. Guidant continues to press us, as we continue to press them. Cordis, on the other hand, as the third player in this vascular brachytherapy market, is relatively silent.

We continue our presence in over 390 cath labs in the U.S. and are aggressively looking at expansion opportunities, particularly at the expense of the other VBT companies. Our sales organization has done a terrific job in some very trying times and continues to impress us with their resilience and tenacity. Our growth will come by leveraging our sales capability and with our skills in radiation therapy. In looking at ways to leverage our sales force, we have become aggressive in looking at distribution deals or acquisitions that could enhance the opportunities for our sales team. While we view this goal as important, we do not view it as a necessity to having a successful year for 2003. But we’d like to complete a transaction by the end of the year. We will, however, only complete deals that add value to Novoste. Our sales force has been terrifically loyal to us and are significantly challenged in our efforts to expand our business. However, we will continue to review deals that only make sense and that either leverage our sales capability and/or our radiation therapy technology.

Longer term, we expect growth to come from our ongoing clinical trials. You will recall that we have previously announced the approval by the FDA on February 20, 2003 to modify our BRAVO trial. This trial relates to improving the treatment of the more than 300,000 dialysis patients who require ongoing care to assure their arterial venous access graft is patent. It is typical of these grafts that 50 percent occlude in the first year after they are implanted and 75 percent will occlude within two years. Once a graft fails, it’s likely to continue to occlude every three months. Typically, the occlusion is the result of intimal hyperplasia, the proliferation of cells. It’s exactly like what we treat in failed stents. When we changed the trial, it afforded us the opportunity to look at the 25 patients previously enrolled. Of the 25 patients we have treated, two died of unrelated causes and one has not yet undergone follow-up.

What we know from these patients is that there is a nearly 40 percent improvement in the need for revascularization. That means that those that have been treated with radiation therapy have had this level of improvement versus control. We cannot say that this will be the treatment effect in our modified trial, but we’re certainly encouraged that we’re on the right track. We’ve established some previous sites under the new protocol and, while we have only made a modest increase in the rate of enrollment at those sites, we are focused on the larger freestanding dialysis centers where the timeframe is mostly dependent. That is the timeframe for us to bring these sites up and start the trial, is dependent upon obtaining radiation licenses and radiation oncologist coverage.

We remain optimistic that enrollment will improve and that enrollment will be competed around year end. If this occurs, commercialization could be towards year-end 2004. We’re excited about the opportunity this trial may present and the significant difference we can make in the lives of these patients. And there are currently no treatment alternatives for these patients at this time. It represents a significantly larger opportunity than our current cardiology market.

The MOBILE trial, the trial relating to superficial femoral arteries, is more difficult to assess. We will be meeting this month with our investigators and will make a determination of how to proceed with this trial.

In summary, we have done, and will continue to do, those things necessary to be successful. We have defended our cardiology market during the recall and were successful in re-launching the product in quarter one. We have weathered the introduction of drug-eluting stents and generated continued profitability in quarter two. We have restructured, and will continue to restructure, the company to be profitable and to generate cash. Our sales team is stable and motivated. Our employees have demonstrated that they can execute under extreme adversity. We are now ready to find areas of growth that could be meaningful in the near term. We know that our BRAVO trial is on the right track and holds great promise for these patients. Once again, I’m very pleased with our performance for the first half and I’m confident that we can manage our business for the balance of the year.

At this time, I want to review the financial details for our second quarter and provide guidance for the third quarter and full year. The company reported Generally Accepted Accounting Principles, GAAP, net revenue for the second quarter 2003 of $17.6 million, compared to $16.8 million for the second quarter last year. GAAP net revenue was positively impacted by a reduction in the revenue reserve for catheter exchanges of $700,000 for the current quarter, and negatively impacted in the amount of $1 million for the same quarter last year. The reserve against revenue was established to reflect the anticipation of the exchange of 3.5F catheters for any 5F catheters sold prior to the first quarter of 2003 and remaining in customer inventories. Revenue from the reserve was recognized as exchanges occurred during the quarter. This reserve was established as a result of the recall in August 2002 and its subsequent re-launch in January 2003 of the Company’s 3.5F catheters.

Net revenue, as adjusted for the second quarter 2003, was $16.9 million, compared to $17.8 million for the second quarter of 2002 after the effect of this reserve is excluded. This 5 percent drop in adjusted revenue is primarily due to lower lease revenues of our transfer devices and radiation source trains. U.S. revenue in the second quarter remained at approximately 94 percent of the total, in line with the first quarter 2003. Our reported GAAP gross margin in the second quarter was 64 percent, compared to 22 percent in the same quarter last year. The second quarter last year included an asset impairment charge of $6.9 million. Adjusted for this charge, GAAP margin would have been 63 percent. Adjusted for the catheter exchanges, gross margin was 63 percent in the second quarter of 2003 as compared to an adjusted margin of 65 percent in the second quarter of 2002 and an adjusted margin of 64 percent in the first quarter of 2003. Our gross margin continues to reflect that we are supporting both 5F and 3.5F devices.

Our operating expenses were $10.2 million for the second quarter of 2003, down from $12.3 million in the second quarter of 2002. Research and development expenses were $2.9 million, down from $3.5 million in the second quarter of 2002, reflecting the decreased spending on engineering and clinical trials. Selling, general and administrative expenses were $7.4 million in the quarter, down from $8.8 million in the second quarter last year. The reduction of SG&A is the result of controlling marketing costs worldwide and reduced selling expenses in Europe.

On a GAAP basis, net income for the second quarter 2003 was $1.1 million, or $.07 cents per diluted share, compared to a net loss of $8.6 million, or $0.52 cents per diluted share in the second quarter 2002. Results for the current quarter were impacted by revenue recognized from reduction in the catheter exchange reserve set up in prior periods. Net income, as adjusted, for the second quarter 2003 was $500,000, or $.03 cents per diluted share, and reflected the exclusion of this reserve. This compares to an adjusted loss of $800,000, or $.04 cents per diluted share, for the second quarter of 2002.

We ended the quarter with cash and short term investments of $35.7 million, reflecting a $3.2 million increase from the end of March 2003. We continue to focus on cash generation going forward.

Our guidance for the third quarter and full year 2003 continues. Our estimate for the third quarter ranges between $14 and $16 million for revenue. And at this revenue level, we forecast earnings per share in the third quarter between $.03 and $.05 cents, based upon 16.9 million shares outstanding. Full year revenue guidance is in the range of $65 to $70 million and would result in earnings per share of about $0.28 cents for the year.

Operator, we now have concluded our comments and I believe we’ll open up the call to questions.

QUESTION AND ANSWER

Operator

Thank you, sir. The question and answer session will begin at this time. If you are using a speaker phone, please pick up your hand set before pressing the numbers. Should you have a question please press star 1 on your push button phone. If you wish to withdraw your question please press star 2. Your question will be taken in the order they are received. Please stand by for your first question. Our first question comes from Adam Golean with JP Morgan, please state your question.

Adam Golean—JP Morgan

Hi, guys. One quick question here. As you’ve mentioned in prepared remarks, the investment community has had some concerns about the viability of VBT in failed drug-eluting stents. I’m curious to hear just how widespread, or uncommon for that matter, these concerns are in the clinical community.

Al Novak—Novoste Corporation—CEO

I’m sorry. The concerns that Cordis has addressed in their letter?

Adam Golean—JP Morgan

No, just VBT in drug-eluting stents.

Bob Wood—Novoste Corporation—VP of Sales and Marketing

We are in the — basically our European conversations with divisions that have been treating drug-eluting stents with vascular brachytherapy since it was released about a year ago. We continue to feel support in that fashion. We are doing tests ourselves, as well as investing in registries looking at how people are treating drug-eluting stents with vascular brachytherapy and continue to feel that intimal hyperplasia of a bare metal stent is reflected in the same pathology of a drug-eluting stent by the time that it does fail.

Adam Golean—JP Morgan

Sure but are you feeling pushback from these guys? Are they reticent to use— folks who were fast adopters of this technology initially, reticent to use VBT now drug-eluting stents pending further data?

Al Novak—Novoste Corporation—CEO

Well the answer is they are using drug-eluting stents, IVT and currently remember they are treating bare metal stents. There are still a slug of bare metal stents out in the world that are now failing. As Bob just said, what we know is under a microscope it’s the same pathology or it looks the same cell structure as what is understood about the failure of bare metal stents. And we are doing animal tests to confirm that there’s no issues that relate to the fact that these stents had drugs and polymers on them and when they have failed subsequently. So the answer is, we don’t have all the data. It looks like the same stuff that we find in bare metal stents and we know that physicians are currently using them for both failed bare metal stents and for failed drug-eluting stents. They are waiting for us to tell them that there is no other reason for them to be concerned.

Adam Golean—JP Morgan

Thanks.

Al Novak—Novoste Corporation—CEO

Thank you.

Operator

The next question comes from Keay Nakae with Wedbush Morgan, please state your question.

Keay Nakae—Wedbush Morgan

Yes, with respect to the MOBILE trial, can we assume at this point you’ve taken the interim look at data?

Al Novak—Novoste Corporation—CEO

No we haven’t. We would only do that if we decided to terminate the trial. We intend to talk with our investigators within the next two weeks and make a determination of what the appropriate way to go is, which may include doing just as you said. But at this time, we haven’t taken that decision.

Keay Nakae—Wedbush Morgan

OK. Al, under the scenario where you decide to terminate it, at this time could you quantify what that may mean in terms of R&D spending in the back half of the year?

Al Novak—Novoste Corporation—CEO

I don’t think I can do that because we haven’t really done that analysis.

Keay Nakae—Wedbush Morgan

OK, any other potential cost reduction initiatives that you have on the drawing board?

Al Novak—Novoste Corporation—CEO

Well I guess we don’t have anything on the drawing board but we’re evaluating all the time. Part of what we should do, particularly in light of the fact that it’s difficult for us, given the circumstances that our environment demands, to adequately or accurately pinpoint what our revenue levels should be. Now when we started this year, we said that probably the first quarter would be our best quarter. So far that’s proved to be true. But I can tell you that we thought that the second quarter would be particularly challenged, as physicians focused more on putting — using the procedure time they have for drug-eluting stents as opposed to doing the vascular brachytherapy, not because they had any issues with vascular brachytherapy because they thought it’s the time for them to focus on that technology, which is the newer technology. So we are not quite at a point where we can announce anything but we are evaluating and will continue to evaluate what’s the appropriate steps we should take to maintain our profitability.

Keay Nakae—Wedbush Morgan

OK, thank you.

Operator

The next question comes from Mark Landy with Leerink Swann, please state your question.

Mark Landy—Leerink Swann

Morning, Al.

Al Novak—Novoste Corporation—CEO

Morning.

Mark Landy—Leerink Swann

Could you maybe just walk through some of the economics as it relates to the treatment of vein grafting in dialysis patients? You know, what’s currently being done and how your approach would improve the economics?

Al Novak—Novoste Corporation—CEO

OK. What we know is that there’s probably a cost of $20,000 each time — per year for patients to remain patent who are on dialysis. That amounts to about $1 billion a year. And that’s in the United States. What our view is, and some of the early data we have which will be published and which we’re not at liberty at this time to disclose, indicates that we can keep a patient open, or other words patent as I said in the opening remarks. Once they fail, they fail every three months on average. And what we’ve seen is in some cases we’ve been able to keep a patient patent for nine months or more. What our expectation is is that we can reduce by some significant amount, perhaps as much as half, the need for a patient to have a re-intervention and therefore reduced perhaps from $20,000 to $10,000 per patient per year for those patients who failed. And we would expect that we could charge someplace in the range of what we’re selling our current coronary products for, which is close to $3,000 per procedure.

Mark Landy—Leerink Swann

Then just lastly as we kind of head deeper into drug-eluting stent land, Boston Scientific is starting to do an in-stent restenosis trial again using paclitaxol. Some of the earlier work we’ve seen hasn’t been that convincing. What are your thoughts there? Where did they go wrong? Where can they improve? How do you view that world going forward?

Al Novak—Novoste Corporation—CEO

Well I don’t really want to comment on how they can improve.

Mark Landy—Leerink Swann

Where do you think that drug-eluting stents can maybe improve in treatment of restenosis and how do you think of that moving forward?

Al Novak—Novoste Corporation—CEO

The answer is I really believe we have to wait to see what happens with the trial. Clearly, if they’re successful that’s not good for us. But it’s hard for us to speculate on what they probably know.

Mark Landy—Leerink Swann

And actually a while back Tom spoke to us about macrophage inhibition using radiation as a pretty positive or pretty possible treatment for vulnerable plaque. And that was kind of on his hit list. Where do you place that?

Al Novak—Novoste Corporation—CEO

Well I guess I place it in a realm that says something like, if somebody can tell us how you identify vulnerable plaque and if it’s true the vulnerable plaque is a product that is similar to intimal hyperplasia, then clearly we would have a role in it and we would look forward to being able to be in that market. But right now I know there’s a lot of start-up companies that are eager to demonstrate that they, one, know how to identify it, where in the body it is as well as what it is. And I think we would be interested in waiting to see how those diagnostic parts of this issue get resolved before we can say whether therapeutically we have the answer.

Mark Landy—Leerink Swann

So if we can take your experience in the cardiac industry, which far exceeds mine, would it be your thought that vulnerable plaque right now is something that’s a little more further off, given that we just don’t know how to diagnose it and what to do with everything that we find?

Al Novak—Novoste Corporation—CEO

Well I don’t know how far further in the future is. I know that there’s a great many companies that have a great interest and well financed to pursue this opportunity. And I don’t know what breakthroughs they might come up with or have already come up with that are unknown to the rest— forget about cardiology community, the investigators may know but I don’t know. And obviously I think it’s still a question in the investment community. Suffice it to say that, at least at this time, it’s not something that we’re actively involved with. What we feel is that if radiation therapy is a potential therapy for vulnerable plaque, we have radiation therapy and we probably have a product that could deal with it.

Mark Landy—Leerink Swann

Thanks very much, Al.

Al Novak—Novoste Corporation—CEO

You’re welcome.

Operator

The next question comes from Lynn Pieper with Thomas Weisel Partners. Please state your question.

Lynn Pieper—Thomas Weisel Partners

Hi, I have a couple of quick questions. Could you give us a sense of what your catheter ASPs were and what utilization was in the quarter?

Al Novak – Novoste Corporation—CEO

Catheter ASP still hovers around the 2,600 level. Our utilization for the quarter, again is on our overall sites that we have around 2 catheters per site and with the real active sites we move forward and, of course, it goes up.

Lynn Pieper—Thomas Weisel Partners

Is that a worldwide number?

Al Novak – Novoste Corporation—CEO

No, that’s U.S.

Lynn Pieper—Thomas Weisel Partners

U.S., OK, great. And then also you’re doing a great job getting your SG&A expenses down, particularly in Europe. What should we be thinking about SG&A as a percent of sales going forward?

Al Novak – Novoste Corporation – CEO

A lot of that relates to, again, a comment that I had made about where we wind up with revenue. And I hope — know in your search for precision you can appreciate that it’s difficult to be precise when you have so many factors that are affecting us in the marketplace. But generally the SG&A for the year should be something under 15 percent. I’m sorry, SG&A is probably something under 40 percent.

Lynn Pieper—Thomas Weisel Partners

OK, great. Thanks.

Operator

Once again, ladies and gentlemen, if you do have a question please press star one on your pushbutton telephone at this time. The next question comes again from Keay Nakae with Wedbush Morgan, please state your question.

Keay Nakae—Wedbush Morgan

Can you tell us where the reserve level stands at this point?

Al Novak—Novoste Corporation—CEO

The reserve level?

Subhash Sarda – Novoste Corporation – Acting CFO

The reserve’s at 400,000

Keay Nakae—Wedbush Morgan

400,000?

Al Novak—Novoste Corporation—CEO

400,000.

Keay Nakae—Wedbush Morgan

And can you anticipate what the benefit to the top line Q3 might be at this time?

Al Novak—Novoste Corporation—CEO

Well a lot of it has to do with what we see happening in terms of catheter exchanges. And obviously, what we’re hopeful is at this point is that people who have purchased the 5F Catheters have used the 5F Catheters during the first half and at some point we can stop having to report this reserve issue because I think it’s something, a focus that ought not be the focus of this company. But clearly, that’s what the reserve is established to do according to GAAP. And my hope would be that if you look at the reserves from the first quarter to the second, they’re down by 50 percent. My hope would be that it would be the same order of magnitude, that we keep reducing the amount of this reserve or eliminating it entirely.

Keay Nakae—Wedbush Morgan

OK, thank you.

Operator

If there are no further questions, I will turn the conference back to Mr. Novak to conclude.

Al Novak—Novoste Corporation—CEO

Thank you very much, operator. I want to thank everybody for participating in this morning’s conference call and I appreciate your interest in Novoste Corporation. Thanks very much.

Operator

Ladies and gentlemen, this concludes our conference call for today. Thank you all for participating and have a nice day. All parties may now disconnect.

END